 Exhibit 99.1

David Mladen
56 Webster Street, Apt, 2D
Hartford, CT 06114

COLLECTION DEMAND LETTER

January 5, 2011

Excellency Investment Realty Trust, Inc.
270 Laurel Street, St. A15
Hartford, CT 06105

Attention: Gorica Adduci-Mladen, CEO

This is to advise you that you are in default under the terms of the promissory note dated November 4, 2005, for failure to make the payment due thereunder on November 4, 2010.  As required under the note, failure to make the payment due of the unpaid principal and accrued interest caused the note to bear interest at the rate of 14% after the default date.

It is imperative that full payment be received on or before February, 28, 2011 to avoid legal action against your properties, bank accounts, etc. and also to avoid incurring legal fees for collection.

The total amounts due under the note, including accrued interest through February 28, 2011 is $1,894,900.40.

Sincerely,

/s/ David Mladen
David Mladen